Exhibit 99.10

Charltons 易周律師行 Solicitors	12th Floor, Dominion Centre 43-59 Queen’s Road East Hong Kong 香港皇后大道東 43 - 59號 東美中心12字樓 Tel 電話: (852) 2905 7888 Fax 傳真: (852) 2854 9596 www.charltonslaw.com

PRIVATE AND CONFIDENTIAL

1 April 2025

OFA Group	Our Ref:	JFC/CH/009776

Unit B, 16/F, Easy Tower
609 Tai Nan West Street,	Direct Dial:	(852) 2905 7688/ (852) 2905 7621
Cheung Sha Wan, Hong Kong

Dear Sirs

Re: OFA Group - legal opinion regarding certain Hong Kong law matters

Introduction

1.	We have been engaged as Hong Kong counsel to OFA Group (the “Listco”), a company incorporated under the laws of the Cayman Islands, and its subsidiary incorporated in Hong Kong with limited liability, Office for Fine Architecture Limited (the “Company”), in connection with the registration statement on Form F-1 of Listco (the “Registration Statement”), filed by the Listco with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder (the “Rules”), relating to the listing and initial public offering (the “Offering”) by the Listco of its ordinary shares on the Nasdaq Capital Market (the “Nasdaq”). We have been requested to give this opinion as to certain matters set forth below.

Applicable law

2.	We confirm that we are lawyers qualified to practice in Hong Kong and are qualified to give this opinion. This opinion is confined solely to the laws of Hong Kong at the date hereof as currently applied by the Hong Kong courts. Accordingly, we express no opinion with regard to, and have made no independent investigation into, any law of any other jurisdiction (including, inter alia, that of the People’s Republic of China and the United States of America (the “U.S.”). You should infer no opinion in respect of any other jurisdiction. No opinion is expressed as to matters of fact.

Documents

3.	For the purpose of this opinion, we have examined a copy of the Registration Statement and the documents set out in the Schedule (collectively, the “Documents”) as well as reviewed and examined the following:

3.1	various online corporate search records relating to the Company obtained under the online system of the Hong Kong Companies Registry (the “Company Search”) on 1 April 2025 (together with the documents of obtained as part of the Company Search is collectively referred to as the “Company Searches”);

3.2	the results of the business registration search conducted on 1 April 2025 at the Business Registration Office of the Inland Revenue Department of Hong Kong in respect of the Company;

3.3	the results of a winding up search conducted under the online system of the Official Receiver’s Office of Hong Kong against the Company on 1 April 2025 (the “Winding Up Search”) as attached;

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3.4	records of Target On-Line Financial Ltd. (a private computer search service) based on the litigation searches of:

3.4.1	the Cause Book of the Registry of the Court of Final Appeal;
3.4.2	the Cause Book of the Registry of the High Court of Hong Kong;
3.4.3	the Cause Book of the Registry of the District Court of Hong Kong;
3.4.4	the Daily Lists of the Registry of the Small Claims Tribunal of Hong Kong;
3.4.5	the Daily Lists of the Registry of the Magistrates’ Courts of Hong Kong;
3.4.6	the Daily Lists of the Registry of the Labor Tribunal of Hong Kong;
3.4.7	the Daily Lists of the Registry of the Lands Tribunal of Hong Kong;
3.4.8	the Daily Lists of the Registry of the Competition Tribunal; and
3.4.9	the Daily Lists of the Registry of Obscene Articles Tribunal.

conducted against the Company on 1 April 2025, as attached.

(the “Litigation Search”, together with the Winding Up Search and the Company Searches, collectively the “Searches”)

4.	Save as listed above in paragraph 3 of this opinion, we have not, for the purpose of this opinion, reviewed or examined any other documents or conducted any other searches or enquiries for the purpose of this opinion.

5.	We have reviewed the Documents listed above only insofar as necessary for the purpose of giving this opinion and not with regard to the commercial aspects of the transactions evidenced thereby or their general compliance with market practice.

Opinion

6.	Based on the assumptions set out in paragraph 9 and subject to the qualifications as set out hereto and any fact, matter or document which might affect the opinion but were not disclosed to us by the parties concerned, and having regard to such legal considerations we deem relevant, we are of the opinion that:

6.1	status and good standing: the Company is a private company with limited liability (limited by shares) duly incorporated on 31 January 2013 under the name “Panesian Engineering Limited (泛亞建設有限公司)”. The Company changed its name to Office for Fine Architecture Limited (至一建築師事務所有限公司) by way of special resolution on 29 May 2013.

The Company is validly existing and duly registered with the Registrar of Companies in Hong Kong under the laws of Hong Kong. The Company is capable of owning assets and conducting business and suing and being sued in Hong Kong in its own name in the courts of Hong Kong and under the laws of Hong Kong (to the extent the courts of Hong Kong have or assume jurisdiction and the Hong Kong and the Hong Kong courts do not exercise their discretion to stay any such proceedings);

6.2	issued share capital: based on our review of the Documents, the Company has an issued and paid-up share capital of HK$100,000. The entire issued share capital of the Company is held by OFA Group as the sole registered shareholder;

6.3	power and authority: the Company has the full capacity, rights, power, privilege and authority as a natural person and may do any act that it is permitted or required to do by its constitutional documents, any applicable law and rule of law;

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6.4	government approval, filing and registration: no official registration or filing is required by the Company in Hong Kong, and no authorization, consent, declaration, permission, approval or pre-approval is required to be obtained by the Company from any government or regulatory agency in Hong Kong in connection with the issuance, listing and Offering of the ordinary shares of Listco on the Nasdaq;

6.5	business registration: the Company has obtained a business registration certificate (60952948-000-01-25-3) issued by the Inland Revenue Department of Hong Kong which is valid for the period from 31 January 2025 to 30 January 2026;

6.6	registered architect: based on the representation of The Hong Kong Institute of Architects on 13 September 2024 and on a search conducted under the Register of the Architects Registration Board on 10 February 2025, Mr. CHONG Wai Wong is a Registered Architect listed on the register of the Architects Registration Board (Registration number: 3213). Based on the representation of The Hong Kong Institute of Architects on 13 September 2024 and on the list members on the website of the Hong Kong Institute of Architects, as at 11 February 2025, Mr. CHONG Wai Wong was a member of the Hong Kong Institute of Architects (HKIA) (HKIA number: 3725).

6.7	judgment from a foreign court: a judgment from a court in the United States of America (“U.S.”) cannot be directly registered for enforcement in the courts of Hong Kong because Hong Kong does not have reciprocal enforcement arrangements with the U.S. and a judgment obtained therein is not enforceable under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap 319 of the Laws of Hong Kong). However, the judgment of a U.S. court in personam may itself form the basis of a cause of action against the Company in the courts of Hong Kong, since such a foreign judgment may be regarded as creating a debt between the relevant parties. In a common law action for enforcement of a foreign judgment, the enforcement will be subject to acceptance of Hong Kong courts of jurisdiction and various conditions and may be enforceable against the Company provided that:

6.7.1	the Hong Kong court regards the relevant U.S. court as having jurisdiction on the matter;

6.7.2	the judgment given by U.S. court was not in respect of taxes, or other charges of a like nature or in respect of a fine or other penalty;

6.7.3	the judgment is in the nature of a monetary award in respect of a definite or fixed sum of money;

6.7.4	the judgment is final and conclusive on the merits of the claim as between the parties to it and has not been stayed or satisfied in full and is not subject of an appeal;

6.7.5	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the U.S. court;

6.7.6	the Company either (i) was served with the process of the U.S. court or (ii) appeared before the U.S. court;

6.7.7	the judgment is from a superior court of competent jurisdiction in the U.S. court (as determined by the private international law rules applied by the Hong Kong courts) and had not been obtained in contravention of principles of natural justice;

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6.7.8	the enforcement of such judgment would be considered (i) to be just, equitable and convenient; (ii) not to be against public policy; and (iii) not to be forum shopping;

6.7.9	the proceedings pursuant to which judgment was obtained are commenced within six (6) years;

6.7.10	the judgment creditor has to prove that the judgment is in personam;

6.7.11	recognition or enforcement is restricted by the Foreign Judgments (Restriction on Recognition and Enforcement) Ordinance (Cap. 46 of the Laws of Hong Kong), which provides that, generally speaking, a judgment obtained in an overseas country may not be recognised or enforced in Hong Kong if bringing of proceedings in the court which gave the judgment was contrary to an agreement for the dispute to be settled otherwise than by proceedings in the courts of that country and the judgment debtor did not bring or agree to the bringing of those proceedings in that court and did not counterclaim in the proceedings or otherwise submit to the jurisdiction of the court.

The defenses available to the defendant in a common law action for enforcement of a foreign judgment include, inter alia, breach of natural justice, fraud and contrary to public policy of Hong Kong.

As Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S., and due to the foregoing conditions and requirements regarding the enforcement of foreign judgments that do not fall within statutory registration scheme for foreign judgments in Hong Kong, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S.;

6.8	Registration Statement: the statements set forth in the Registration Statement under the heading “Regulation”, in so far as they relate to or purport to summarize the provisions of Hong Kong laws or Hong Kong legal matters, correctly and fairly summarizes the matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein. Further, we confirm the following statements in the Registration Statement:

6.8.1.	as at the date of the Registration Statement, OFA Group, as an exempted company incorporated under the laws of the Cayman Islands, or the Company, is required under any Hong Kong statutory or legal requirements to obtain permissions or pre-approvals from any Hong Kong authorities in connection with OFA Group’s proposed issuance of its ordinary shares to foreign investors or listing on Nasdaq; and

6.8.2.	as of the date of the Registration Statement, the Company has received from Hong Kong authorities all requisite licenses, permissions or approvals needed by it to conduct its existing business activities described in the Registration Statement (excluding, for the avoidance of doubt, those licenses, permits, registrations, authorizations and other qualifications that may be held by its employees and/or for the undertaking of specific projects), as summarized in the following table, and, as of the date of the Registration Statement, such registration is effective and has not been revoked.

Company	Name of License/Permission	Issuing Authority	Validity
Office for Fine Architecture Limited	Business registration certificate (60952948-000-01-25-3)	Inland Revenue Department of Hong Kong	January 31, 2025 to January 30, 2026

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6.9	taxation: the statements set forth under the caption “Taxation – Hong Kong Taxation” in the Registration Statement, insofar as they constitute statement of Hong Kong tax law, are accurate in all material respects. We do not express any opinion herein concerning any tax law other than Hong Kong tax law;

6.10	selling restrictions: no shares may be offered or sold in Hong Kong, by means of the Registration Statement or any other document, other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (“Companies (WUMP) Ordinance”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (“SFO”) and any rules made under that ordinance, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies (WUMP) Ordinance. No advertisement, invitation or document relating to shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made under that ordinance;

6.12	exchange control: according to Article 112 of the Basic Law of Hong Kong, no foreign exchange control policies shall be applied in Hong Kong and the Hong Kong dollar shall be freely convertible; and

6.11	Searches:

6.4.1	the Winding Up Search revealed that as of the date of the search (i) the Company has not passed any voluntary winding up resolution, (ii) no petition has been presented or order made for the winding up of the Company; and, (iii) no receiver has been appointed in relation to the Company or any of its assets;

6.4.2	the Litigation Search revealed that as of date of the search, no legal proceedings are commenced against the Company as a defendant; and

6.4.3	the Company Searches revealed that as of the date of the search, no charges have been registered with the Hong Kong Companies Registry against the Company.

Qualifications

7.	This letter is subject to the following qualifications:

7.1	matters and documents examined and opined on:

7.1.1	we express no opinion on the accuracy or completeness of the Registration Statement or any documents referred to in the Registration Statement which are not part of the documents reviewed by us for the purpose of giving this letter. We expressly disclaim any of our liabilities in any part of the Registration Statement other than in respect of matters explicitly stated or referred in this letter;

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7.1.2	except as expressly stated in this letter, we have not for the purposes of giving this letter examined any contracts, instruments or other documents into which the Company or any other party may have entered or by which any of them or their respective assets may be bound nor have we made any other enquiries concerning the Company or any other party;

7.1.3	save as set out in paragraph 6.9, we express no opinion as to tax in Hong Kong or any other jurisdiction (including, without limitation, taxes on income, capital gains or profits, value added tax and stamp duties or returns) or filings to be made in respect of any tax liabilities of the Listco and/or the Company;

7.1.4	this letter is limited to the matters expressly stated in this letter. We express no opinion as to any amendments to any document executed or transaction effected which is ancillary or collateral thereto;

7.1.5	this letter and the work conducted in connection thereof is not an exhaustive or thorough investigation and review of every aspect of the operations of the Company, of every term of each contract to which the Company is a party or every matter, word or representation that is contained or may be deduced from the Documents, and, as such, should not be treated and relied on as revealing or capable of revealing all necessary information and matters, in particular all legal issues and problems to which the Company may be subject. In particular, we have not conducted due diligence in respect of matters beyond the scope of opinions covered herein and express no view or opinion concerning any business, operations or financial aspects, or the past, present, future financial performance or business prospect, of the Company;

7.1.6	we express no opinion with respect to the commercial terms of the arrangements or transactions the subject of this opinion;

7.1.7	we express no opinion or views on the risk factors or other statements set out in the Registration Statement to the extent they may be inconsistent with existing Hong Kong laws and regulations and/or to the extent they relate to matters of judgment or view or which may be speculative or hypothetical in nature. We expressly disclaim any liability concerning any inaccuracies in connection thereof; and

7.1.8	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

7.2	assumptions: where an assumption is stated to be made in this opinion we have not made any independent investigation with respect to the matters being the subject of such assumption, unless so stated;

7.3	searches: the Searches are not capable of revealing conclusively whether any information or documents which may be required to be filed, has been filed, or where information has been filed is complete and accurate in all respects or if information has been filed or placed on the public record as documents however have not been displayed in the results of the Searches. In particular:

7.3.1	the Litigation Search (i) does not cover arbitral proceeding and investigation; and (ii) is not capable of revealing conclusively whether any litigation or proceedings is or are pending or in progress (either in Hong Kong or in any other jurisdiction) involving or otherwise concerning the Company as at or after the date of the Litigation Search;

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7.3.2	the Winding Up Search in relation to the Company relates only to a compulsory winding up and is not capable of conclusively revealing whether or not a winding up petition in respect of a compulsory winding up has been presented as at or after the date of the Winding Up Search, since details of a petition may not have been entered on the records of the Official Receiver’s Office by the time of the search; and

7.3.3	the Company Search may not always reveal a security or other interest over the landed or other properties of the Company.

The Searches do not cover, or reveal any action or taken by any persons, on or after the date of the Searches which may or may not affect the opinions expressed herein.

7.4	enforceability: our opinion as to the enforceability relate only to their enforceability in Hong Kong and in circumstances where a Hong Kong court or arbitration tribunal has and accepts jurisdiction. The terms “enforceability”, “enforceable”, “enforcement” and “enforce” in this opinion refer to the legal character of the obligations assumed by the Borrower as under the Agreements i.e. that they are of a type or character which under the laws of Hong Kong may be enforced or recognised. The terms do not address the extent to which a judgment obtained in a court outside Hong Kong would be enforceable in Hong Kong, nor does it mean or imply the relevant contract and/or agreement will be enforced in all circumstances or in accordance with its terms, or in any foreign jurisdictions, or by or against the parties, or that a particular remedy will be available. In particular and without limitation, the binding nature and enforceability of any contract and/or agreement is subject to the nature of remedies available in the Hong Kong courts, the acceptance by such courts of jurisdiction, the power of the Hong Kong courts to stay proceedings, limitations of prescription or the lapse of time or by rights of set-off or counterclaim, other principles of law and equity of general application and limitations resulting from public policy, and resulting from bankruptcy, insolvency, liquidation, moratorium, re-organization, re-construction or other laws, regulations, orders or judgments affecting the rights of contractual parties and creditors generally.

7.5	without prejudice to the preceding paragraph 7.5,

7.5.1	the enforcement of the rights and obligations:

(a)	may be limited by provisions of Hong Kong law in respect of personal contractual capacity, undue influence, unconscionable dealing or inequality of bargaining power or other circumstances of unfair advantage;

(b)	may be limited by the provisions of the laws of Hong Kong applicable to agreements held to have been frustrated by events happening after the time the rights or obligations arise;

(c)	may be invalidated by reason of lack of certainty, fraud or misrepresentation;

7.5.2	where any obligations are governed by the laws of a jurisdiction outside Hong Kong, they may not be enforced by the courts of Hong Kong and the Hong Kong courts may refuse to give effect to the relevant provisions to the extent that performance thereof would be illegal or ineffective under the laws or regulations, or contrary to or inconsistent with public policy, in that jurisdiction and/or Hong Kong, or involve the enforcement of foreign revenue or penal laws;

7.5.3	claims may become time barred under the Limitation Ordinance (Chapter 347 of the Laws of Hong Kong) or by lapse of time or may be or become subject to defences of set-off or counterclaim, and failure to exercise a right or rely on a provision promptly may operate as a waiver of that right or provision notwithstanding any terms of the Agreements to the contrary;

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7.5.4	a court in Hong Kong might not enforce the provisions of the Agreements to the extent that the same provide an indemnity for, or require payment or reimbursement of, legal costs incurred by an unsuccessful litigant brought before a Hong Kong court; or where the court itself has made an order for costs;

7.5.5	to the extent any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;

7.5.6	under Hong Kong law, any provision of the Agreements which constitute, or purports to constitute, a restriction on the exercise of any statutory power by any party thereto or any other person may be ineffective; and

7.5.7	the Hong Kong court, in its sole discretion, may not enforce judgments of any foreign courts if the judgment; (i) relate to foreign penal or relevant law, (ii) was obtained in proceedings contrary to natural justice; (iii) amount to judgment on a matter previously determined by another jurisdiction or conflicts with a judgment of another court; (iv) is given in proceedings brought in breach of an agreement for settlement of disputes; or (v) is an enforcement judgment commenced within six years of the date of that judgment;

7.6	concurrent proceedings: a Hong Kong court may stay proceedings or decline to accept jurisdiction if concurrent proceedings are being brought elsewhere or where it is shown that there is some other forum, having competent jurisdiction, which is more appropriate for the trial of the action. Also, despite any clause which provide for court(s) outside of Hong Kong to have non-exclusive jurisdiction, a Hong Kong court might decide on traditional forum conveniens grounds to stay proceedings outside of Hong Kong, give leave to serve out or issue an anti-suit injunction. Further, a Hong Kong court may order, inter alia, a plaintiff who is not ordinarily resident in Hong Kong to provide security for costs associated with the proceedings;

7.7	mathematical expressions: we express no opinion as to the accuracy or appropriateness of any mathematical expressions or notation, formulae or ratio (or any definition used in any of the foregoing) contained in the Registration Statement to the extent it relates to the Company;

7.8	changes to Hong Kong law: any change to Hong Kong law may be applied retrospectively and we express no opinion with respect to the possible effect of such retrospective application. We assume no responsibility to advise you of any subsequent changes in the existing law, nor do we assume any responsibility to update this opinion as a result of such changes;

7.9	application of Hong Kong law by foreign courts: we express no opinion on how courts or arbitration tribunals or panels in countries outside Hong Kong would apply Hong Kong law; and

7.10	matters of fact: as used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation or verification to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion. We express no opinion as to matters of fact. We expressly disclaim any obligation to advise you of facts, circumstances, events or developments which we are not aware of and may hereinafter be brought to our attention and which may alter, affect or modify the opinions expressed herein.

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8.	Basic Law:

8.1	The laws of Hong Kong in force as at 30 June 1997 will be applied in Hong Kong only insofar as they are not declared by the Standing Committee of the National People’s Congress of the People’s Republic of China to contravene the Basic Law of Hong Kong.

8.2	Whilst the Basic Law does not appear to us to contain any provisions which would be contravened by any rule of law in Hong Kong relevant to this opinion, this is a matter ultimately for the determination of the said Standing Committee, and if any laws are subsequently declared by the Standing Committee to be in contravention of the Basic Law then they must be amended or cease to have force in accordance with the procedure set out in the Basic Law.

9.	National Security Law:

9.1	The Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region (the “National Security Law”) was enacted on 30 June 2020 and is annexed to Annex III of the Basic Law as part of the national laws that apply in Hong Kong and shall prevail where provisions of the local laws of the Hong Kong are inconsistent with the National Security Law. It was enacted according to the Constitution of the People’s Republic of China, the Hong Kong Basic Law and the “Decision of the National People’s Congress on Establishing and Improving the Legal System and Enforcement Mechanisms for Safeguarding National Security in the Hong Kong Special Administrative Region” (the “Decision”).

9.2	The National Security Law would be applied by promulgation by the Chief Executive or by local legislation in accordance with the Decision. The National Security Law therefore has aspects of PRC law in relation to its interpretation (on which we do not advise) as well as Hong Kong law. Due to its relatively recent enactment and the lack of precedent for such a law in Hong Kong, there remains a considerable level of uncertainty as to the exact scope, interpretation and applicability of the National Security Law.

Assumptions

10.	In giving this opinion we have assumed without further enquiry and with your consent:

10.1	the authenticity of all documents submitted to us as originals or in electronic form, the conformity with the originals thereof of all documents submitted to us as copies or drafts or documents in electronic form, and the authenticity of such originals;

10.2	the genuineness of all signatures and seals;

10.3	the accuracy and completeness of all corporate minutes, resolutions, and records which we have seen;

10.4	that any and all representations of fact expressed in or implied or referred to in the Documents we have examined are accurate and remain accurate up to the date of this opinion;

10.5	that there is no other document or information (other than those documents as referred to in paragraph 3 of this opinion) which would have any implication in relation to the opinions expressed herein;

10.6	each contracting party to a Document has the right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under the relevant Document;

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10.7	the Documents (where applicable) where executed on behalf of the Company by its duly authorised personnel;

10.8	that all documents examined by us remain and will remain in the form examined by us, without revocation, amendment or supplement (whether in writing or otherwise); and

10.9	the information disclosed by the Searches is true, complete, accurate and up-to-date and such information has not since the date of the relevant Searches been altered.

The making of each of the above assumptions indicates that we have assumed that each matter the subject of each assumption is true, correct and complete. That we have made an assumption in this opinion does not imply that we have made any enquiry to verify any assumption or are not aware of any circumstance that might affect the correctness of any assumption. No assumption specified above is limited by reference to any other assumption.

Limits on this opinion

11.	For the purpose of this opinion, we do not express or imply any opinion herein as to the laws of any jurisdiction other than Hong Kong. This opinion:

11.1	is limited to the matters stated in it and no opinion is implied or may be inferred beyond the matters expressly stated;

11.2	is limited to the laws of Hong Kong (including any relevant legislation in Hong Kong) as at the date hereof;

11.3	is addressed to you and may be relied upon by you only;

11.4	may not be disclosed by you to any other person (save for your adviser), or used or relied upon by in whole or in part by, any other person; and

11.5	may not, save as required by law or regulation, be filed with any governmental agency or authority or quoted or referred to in a public document without our prior written consent.

12.	We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder. Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our liability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Offering or otherwise.

13.	This letter is governed by and construed in accordance with Hong Kong laws as applied by the Hong Kong courts as of the date hereof.

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Yours faithfully

CHARLTONS

Encl.

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SCHEDULE – LIST OF DOCUMENTS REVIEWED

A. Office for Fine Architecture Limited

Hong Kong Companies Registry documents

No.	Documents	Date
A1.1	FNC1 - Incorporation Form	25.01.2013
A1.2	Memorandum of Association	25.01.2013
A1.3	Certificate of Incorporation	31.01.2013
A1.4	FSC4 - Notification of Increase in Nominal Share Capital	13.05.2013
A1.5	FSC1 - Return of Allotments	13.05.2013
A1.6	FD2A - Notification of Change of Director (Appointment)	13.05.2013
A1.7	FNC2 - Notification of Change of Company Name	13.05.2013
A1.8	Certificate of Change of Name	29.05.2013
A1.9	FD2A - Notification of Change of Director (Cessation)	02.08.2013
A1.10	F4 - Notification of Cessation of Director	02.08.2013
A1.11	FD4 - Notification of Resignation of Secretary	28.01.2014
A1.12	FD2A - Notification of Change of Secretary (Resignation) (Appointment)	28.01.2014
A1.13	FAR1 – Annual Return (with a list of members)	31.01.2014
A1.14	FND2A - Notice of Change of Director (Appointment)	23.09.2014
A1.15	FNSC1 – Return of Allotment	23.09.2014
A1.16	FNAR1 - Annual Return	31.01.2015
A1.17	FNAR1 - Annual Return	31.01.2016
A1.18	FNAR1 - Annual Return	31.01.2017
A1.19	FNAR1 - Annual Return	31.01.2018
A1.20	FND2A - Notice of Change of Secretary (Resignation) (Appointment)	01.07.2018
A1.21	FNAR1 - Annual Return	31.01.2019
A1.22	FND2B - Notice of Change in Particulars of Director	07.03.2019
A1.23	FNAR1 - Annual Return	31.01.2020
A1.24	FND2B - Notice of Change in Particulars of Director	07.12.2020
A1.25	FND2B - Notice of Change in Particulars of Director	31.01.2021
A1.26	FND2B - Notice of Change in Particulars of Director	31.01.2021
A1.27	FNAR1 - Annual Return	31.01.2021
A1.28	FNR1 - Notice of Change of Address of Registered Office	23.08.2021
A1.29	FNAR1 - Annual Return	31.01.2022
A1.30	FNAR1 - Annual Return	31.01.2023
A1.31	FND2B - Notice of Change in Particulars of Director	06.03.2023
A1.32	Rectification of Typographical or Clerical Error in FNAR1	08.03.2023
A1.33	Information Sheet regarding Using Business Registration Number as Unique Business Identifier	27.12.2023
A1.34	FNAR1 - Annual Return	31.01.2024
A1.35	FND4 - Notice of Resignation of Director	31.01.2024
A1.36	Company Search Index	10.02.2025
A1.37	Certificate of Continuing Registration (Checked registration status on 1 April 2025 per CR website)	10.02.2025

1 April 2025

OFA Group

Instrument of transfers, bought and sold notes

No.	Documents	Date
A2.1	Bought and Sold Notes (5,000 shares to CHONG, WAI WONG)	12.09.2013
A2.2	Instrument of Transfer (5,000 shares to CHONG, WAI WONG)	12.09.2013
A2.3	Bought and Sold Notes (5,000 shares to WONG, LI HSIEN)	12.09.2013
A2.4	Instrument of Transfer (5,000 shares to WONG, LI HSIEN)	12.09.2013
A2.5	Bought and Sold Notes (15,000 shares to CHONG, WAI WONG)	22.03.2024
A2.6	Instrument of Transfer (15,000 shares to CHONG, WAI WONG)	22.03.2024
A2.7	Bought and Sold Notes (15,000 shares to WONG, Li HSIEN)	22.03.2024
A2.8	Instrument of Transfer (15,000 shares to WONG, LI HSIEN)	22.03.2024
A2.9	Bought and Sold Notes (17,500 shares to CP COWORK Limited)	17.07.2024
A2.10	Instrument of Transfer (17,500 shares to CP COWORK Limited)	17.07.2024
A2.11	Bought and Sold Notes (17,500 shares to FNHK Inc.)	17.07.2024
A2.12	Instrument of Transfer (17,500 shares to FNHK Inc.)	17.07.2024
A2.13	Bought and Sold Notes (32,500 shares to R-opus Inc.)	17.07.2024
A2.14	Instrument of Transfer (32,500 shares to R-opus Inc.)	17.07.2024
A2.15	Bought and Sold Notes (32,500 shares to R-opus Inc.)	17.07.2024
A2.16	Instrument of Transfer (32,500 shares to R-opus Inc.)	17.07.2024
A2.17	Bought and Sold Notes (65,000 shares from R-opus Inc. to OFA Group)	29.08.2024
A2.18	Instrument of Transfer (65,000 shares from R-opus Inc. to OFA Group)	29.08.2024
A2.19	Bought and Sold Notes (17,500 shares from CP COWORK Limited to OFA Group)	29.08.2024
A2.20	Instrument of Transfer (17,500 shares from CP COWORK Limited to OFA Group)	29.08.2024
A2.21	Bought and Sold Notes (17,500 shares from FNHK Inc to OFA Group)	29.08.2024
A2.22	Instrument of Transfer (17,500 shares from FNHK Inc to OFA Group)	29.08.2024

Resolutions

No.	Documents	Date
A3.1	Written board resolutions (approve allotments)	13.05.2013
A3.2	Shareholders resolutions (allotment of shares)	13.05.2013
A3.3	Minutes of board meeting (share certificate)	12.09.2013
A3.4	Minutes of shareholders meeting (approve transfer)	12.09.2013
A3.5	Written board resolutions (approve allotments)	23.09.2014
A3.6	Shareholders resolutions (allotment of shares)	23.09.2014
A3.7	Minutes of the AGM	31.01.2023
A3.8	Minutes of the AGM	31.01.2023
A3.9	Minutes of board meeting (share certificate)	22.03.2024
A3.10	Minutes of shareholders meeting (approve transfer)	22.03.2024
A3.11	Minutes of board meeting (share certificate)	17.07.2024
A3.12	Minutes of shareholders meeting (approve transfer)	17.07.2024
A3.13	Written board resolutions (share swap)	29.08.2024

1 April 2025

OFA Group

Registers

No.	Documents	Date of certification
A4.1	Register of Directors	31.03.2025
A4.2	Register of Members	31.03.2025
A4.3	Register of Significant Controllers	31.03.2025
A4.4	Register of Charges	31.03.2025

Other documents

No.	Documents	Date
A5.1	Letter from CHONG, WAI WONG for application of 10,000 shares	13.05.2013
A5.2	Letter from WONG, LI HSIEN for application of 10,000 shares	13.05.2013
A5.3	Letter from CHONG, WAI WONG for application of 20,000 shares	23.09.2014
A5.4	Letter from WONG, LI HSIEN for application of 20,000 shares	23.09.2014
A5.5	Letter from WONG HIM SUN for application of 30,000 shares	23.09.2014
A5.6	Share Certificate of CP Cowork Limited (17,500 shares)	17.07.2024
A5.7	Share Certificate of FNHK Inc (17,500 shares)	17.07.2024
A5.8	Share Certificate of R-opus Inc (65,000 shares)	17.07.2024
A5.9	Share Swap Agreement between OFA Group, FNHK Inc, CP COWORK Limited and R-opus Inc.	29.08.2024
A5.10	Business Registration Certificate	31.01.2025